Pricing Supplement Dated October 22, 1997                    Rule 424 (b) (3)
(To Prospectus dated June 5, 1997 and                        File No. 333-27715
Prospectus Supplement dated September 5, 1997)

                                PHH CORPORATION
                               MEDIUM-TERM NOTES

Principal Amount:              $70,000,000               Trade date:          October 22, 1997
Currency or Currency  Unit:    US Dollars                Original Issue Date: October 27, 1997
Issue Price:                   99.99%                    Agent's Discount or Commission: 0.01%
Net Proceeds to Issuer:        $69,993,000               Agent (s): Merrill Lynch & Co.
Maturity Date:                 October 27, 1998          CUSIP Number:    69332H EX 0
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Interest:
     Fixed Rate:
     Floating Rate:
         Base Rate:        [ ] Commercial Paper Rate       [ ] CD Rate    [ ] Federal Funds Effective Rate
                           [ ] LIBOR      [X] Treasury Rate      [ ] Prime Rate [ ]  Other
                                                                         (see attached)

                                ( ) Reuters Page:
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                                ( ) Telerate Page:
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Spread:                    plus .60 %

Initial Interest Rate:     5.69%

Interest Reset Dates:      Weekly as per Prospectus Supplement

Interest Payment Dates:    January 27, 1998; April 27, 1998; July 27, 1998;
                           October 27, 1998 or next Business Day.

Index Maturity:            Three month

Day Count Convention:      [ ] Actual/360     [X] Actual/Actual       [ ] 30/360

Option to Receive Payments in Specified Currency:    [ ] Yes         [ ] No

Redemption:
         [X] The Notes may not be redeemed prior to maturity, except as set forth in the Prospectus.

         [ ] The Notes may be redeemed prior to maturity.

     Initial Redemption Date:

     Initial Redemption Price:                   %

     Annual Redemption Price Reduction:                   % until Redemption
     Price is 100% of the Principal Amount.

Repayment:

         [X] The Notes may not be repaid prior to maturity, except as set forth in the Prospectus.
         [ ] The Notes may be repaid prior to maturity at the option of the holder of the Notes.

     Repayment Date:
     Repayment Price:      %

Discount Note:    [ ] Yes           [X] No
     Total Amount of OID:
     Yield to Maturity:
     Initial Accrual Period:

Form:    [X] Global       [ ] Certificated

Agent's Capacity: [ ] Agent      [X] Principal

If as Principal:

         [X] The Agent proposes to offer the Notes from time to time for resale in negotiated transactions or otherwise, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices.

         [ ] The Agent proposes to offer the Notes at a fixed initial public
             offering price of             % of Principal Amount.

If as Agent:

         The Notes are being offered at a fixed initial public offering price of % of Principal Amount.

Other Terms: